UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

PENWEST PHARMACEUTICALS CO.
(Name of Registrant as Specified In Its Charter)

TANG CAPITAL PARTNERS, LP
TANG CAPITAL MANAGEMENT, LLC
KEVIN C. TANG
PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.
PERCEPTIVE ADVISORS LLC
JOSEPH EDELMAN
ANDREW D. LEVIN, M.D., PH.D.

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☑           No fee required.
☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

On May 26, 2009, Tang Capital Partners, LP and Perceptive Life Sciences Master Fund Ltd. issued the following press release:

FOR IMMEDIATE RELEASE

TANG CAPITAL PARTNERS, LP AND PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.
ANNOUNCE PLAN TO SEEK EXPEDITED TRIAL IN CASE AGAINST PENWEST
PHARMACEUTICALS CO.

SAN DIEGO & NEW YORK – May 26, 2009 – Tang Capital Partners, LP and Perceptive Life Sciences Master Fund Ltd. today announced that they plan to seek an expedited trial in the ongoing lawsuit against Penwest Pharmaceuticals Co. (NASDAQ: PPCO), where they seek relief in response to the Company’s actions in connection with its 2009 annual meeting of shareholders.

“It is unfortunate that Penwest’s board has chosen to engage in deceptive and unfair tactics in order to further entrench itself,” commented Kevin Tang of Tang Capital.  “We welcome the opportunity to present all of the facts so as to allow the Court to fully consider the case before making a ruling on the merits.  We remain confident that the Court will recognize the inequitable conduct of Penwest’s board and grant us the relief we are seeking.”

In its ruling on the preliminary injunction motion, the Court indicated that an expedited trial would be appropriate to have the matter resolved promptly.  Tang Capital and Perceptive agree with the Court and intend to request that a trial be held as soon as practical.

Tang Capital and Perceptive filed the lawsuit in response to Penwest’s last-minute disclosure that it had reduced the number of directors to be elected at the 2009 annual meeting of shareholders, which only serves to further reduce the representation of shareholders on the board.  In the lawsuit, Tang Capital and Perceptive note that the Company made this disclosure:

•	after Penwest confirmed that the size of the Company’s board was nine directors;

•	after Tang Capital and Perceptive submitted its intention to nominate three directors and submitted a bylaw proposal requiring a 75% board approval for certain significant board decisions; and

•	after the deadline had passed for submitting notification of matters to be brought at the 2009 annual meeting.

“We have no interest in protracted or costly litigation,” noted Mr. Tang.  “That is why it is important to note that the lawsuit could have been avoided had Penwest’s board simply been honest and transparent with respect to its intentions, or at a minimum allowed us an opportunity to modify our proposals in light of its late-announced actions.  It has refused to do either.  Instead, it has taken actions designed to suppress our ability to meaningfully bring matters important to the shareholders to a vote.  We continue to request that Penwest’s board bring the litigation to a swift end by allowing us an opportunity to bring our revised bylaw amendment, providing for an 81% super majority for certain significant board decisions, to a vote of the shareholders at the annual meeting.”

Tang Capital and Perceptive continue to urge all shareholders to vote the GOLD proxy card in favor of their three nominees and in favor of ALL of their proposals, regardless of whether the Company’s board will choose to ignore its shareholders’ desires by trying to prevent the vote from being counted at the annual meeting.  For more information and assistance in voting your GOLD proxy card, please visit www.penwestchange.com.

MORE THAN EVER, REGISTER YOUR DISAPPROVAL OF THE COMPANY’S UNFAIR PROXY TACTICS BY RETURNING THE GOLD PROXY CARD TODAY!

* * *

ABOUT TANG CAPITAL PARTNERS, LP

Tang Capital Partners, LP is an investment fund that invests in health care companies.  Tang Capital Partners, LP and its affiliates currently own 21.1% of the outstanding common stock of Penwest Pharmaceuticals Co.

ABOUT PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.

Perceptive Life Sciences Master Fund Ltd. is an investment fund that invests in life sciences companies.  Perceptive Life Sciences Master Fund Ltd. currently owns 20.5% of the outstanding common stock of Penwest Pharmaceuticals Co.

Important Information

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT RELATED TO THE SOLICITATION OF PROXIES BY TANG CAPITAL PARTNERS, LP, TANG CAPITAL MANAGEMENT, LLC, PERCEPTIVE LIFE SCIENCES MASTER FUND LTD., PERCEPTIVE ADVISORS LLC, KEVIN C. TANG, JOSEPH EDELMAN AND ANDREW LEVIN, M.D., PH.D.  FROM THE STOCKHOLDERS OF PENWEST PHARMACEUTICALS CO. FOR USE AT ITS ANNUAL MEETING BECAUSE IT CONTAINS IMPORTANT INFORMATION.  THE PROXY STATEMENT, ALONG WITH OTHER RELEVANT DOCUMENTS, ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S ("SEC") WEBSITE AT HTTP://WWW.SEC.GOV AND AT WWW.SHAREHOLDERMATERIAL.COM/PENWESTCHANGE.  IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. INFORMATION ABOUT THE PARTICIPANTS IN THE PROXY SOLICITATION IS CONTAINED IN THE PROXY STATEMENT.

Contact Information:

Kevin C. Tang
Tang Capital Management, LLC
(858) 200-3830

Joseph Edelman
Perceptive Advisors LLC
(646) 205-5320

Peter J. Casey
The Altman Group
(866) 620-7619

# # #